EXHIBIT 10.27

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT (this “Agreement”) is made and entered into as of November 28, 2005 by and among Scientigo, Inc., a Delaware corporation (“Scientigo”), TIGO Search, Inc., a Delaware corporation (“TIGO Search”), and Find/SVP, Inc., a New York corporation (“Find/SVP”).

RECITALS

A.	Find/SVP has adopted or is the owner of the marks listed on Schedule 1.1(a) (the “Licensed Marks”);

B.	Find/SVP is the owner of the registrations for and applications to register the Licensed Marks also listed on Schedule 1.1(a);

C.	Find/SVP is the owner of the Internet domain names listed on Schedule 1.1(b) (the “Domain Names”);

D.	TIGO Search wishes to acquire the Domain Names from Find/SVP on the terms and conditions set forth in this Agreement;

E.	TIGO Search wishes to license to use the Licensed Marks from Find/SVP on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals and the mutual covenants and obligations set forth herein, the sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1  Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Ancillary Agreements” means the Note, the Security Agreement, the Stock Repurchase Agreement, and the Stockholders Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Encumbrance” means any security interest, pledge, mortgage, lien (including, without limitation, environmental and Tax liens), encumbrance, adverse claim, or any agreement, obligation, understanding or arrangement on title or transfer other than Permitted Encumbrances.

“Find/SVP Material Adverse Effect” means any circumstance, change in, or effect that, individually or in the aggregate with any other circumstances, changes in, or effects has or would reasonably by expected to have, materially adverse to the Licensed Marks or Domain Names, whether operated by Find/SVP prior to the Closing or by Scientigo or TIGO Search after the Closing; provided, however, that in no event shall any of the following, alone or in combination with any of the others, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Find/SVP Material Adverse Effect: (a) any occurrence or occurrences relating to the industry in which Find/SVP operates, or in the economy generally, other than that which affects Find/SVP disproportionately; or (b) any occurrence or occurrences that proximately results from the public announcement of this Agreement or the Transactions.

“Governmental Authority” means any U.S. or foreign, national, federal, state, municipal or local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Law” means any national, federal, state, municipal or local or other statute, law, treaty, ordinance, regulation, rule, code, order, other requirement or rule of law of a Governmental Authority.

“Licensed Products” means the software and other products of TIGO Search.

“Licensed Services” means the services of TIGO Search, including, without limitation, enterprise, desktop and Internet search services.

“Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding has been commenced: (a) liens for Taxes, assessments and governmental charges or levies not yet due and payable; (b) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations.

“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Registration Rights Agreement” means that certain Registration Rights Agreement in the form attached to this Agreement as Exhibit D to be entered into between Find/SVP and Scientigo at the Closing in connection with the issuance of the shares of Scientigo Common Stock to Find/SVP at the Closing and that may be issued pursuant to the Stock Repurchase Agreement.

“Scientigo Common Stock” means the common stock of Scientigo, Inc., par value $0.001 per share.

“Scientigo Material Adverse Effect” means any circumstance, change in, or effect on, Scientigo that, individually or in the aggregate with any other circumstances, changes in, or effects on, Scientigo is, or would reasonably by expected to be, materially adverse to the business, operations, assets or liabilities (including, without limitation, contingent liabilities), employee relationships, customer or supplier relationships, results of operations or the condition (financial or otherwise) of Scientigo and its subsidiaries, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination with any of the others, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Scientigo Material Adverse Effect: (a) any change or changes in the price per share of Scientigo Common Stock or a change in the trading volume of Scientigo Common Stock; (b) any occurrence or occurrences relating to the industry in which Scientigo operates, or in the economy generally, other than that which affects Scientigo and its subsidiaries, taken as a whole, disproportionately; or (c) any occurrence or occurrences that proximately results from the public announcement of this Agreement or the Transactions or any or all of the events, circumstances and information described on Schedule 1.1(a).

“Stockholders Agreement” means that certain Stockholders Agreement in the form attached hereto as Exhibit E to be entered into between Scientigo, TIGO Search and Find/SVP at the Closing in connection with the issuance of TIGO Common Stock pursuant to this Agreement.

“subsidiaries” means any and all corporations, partnerships, joint ventures, associations and other entities controlled by the applicable Person directly or indirectly through one or more intermediaries.

“Tax” or “Taxes” means (a) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treasury Regulation Section 1.1502-6 or any comparable provision of foreign, state or local law); and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Unregistered Mark” means the common law trademark and service mark “Find”.

ARTICLE II

THE TRANSACTION

Section 2.1  The Transaction.

(a)  Domain Name Transfer. Subject to and on the terms set forth in this Agreement, at the Closing, Find/SVP shall transfer and assign to TIGO Search, and TIGO Search shall accept from Find/SVP, all right, title and interest in the Domain Names (the “Domain Name Transfer”).

(b)  Common Law Mark. Subject to and on the terms set forth in this Agreement, at the Closing, Find/SVP shall transfer and assign to TIGO Search, and TIGO Search shall accept from Find/SVP, all right, title and interest in and to the Unregistered Mark (the “Unregistered Mark Transfer”).

(c)  Trademark License. On the terms and subject to the conditions set forth in this Agreement including, but not limited to, those set forth in Article III, at the Closing, (i) Find/SVP shall grant to TIGO Search, and TIGO Search will accept from Find/SVP, the Trademark License (as defined in Section 3.1).

Section 2.2  Transaction Consideration. On the terms and subject to the conditions set forth in this Agreement, in consideration of the Domain Name Transfer, the Unregistered Mark Transfer and the Trademark License, TIGO Search shall deliver, or cause to be delivered, to Find/SVP at the Closing:

(a)  Two Hundred and Fifty Thousand Dollars ($250,000.00) in cash by wire transfer of immediately available funds to an account or accounts specified by Find/SVP (the “Cash Closing Payment”);

(b)  Four Hundred and Ninety (490) shares (the “Closing Consideration TIGO Shares”) of Common Stock of TIGO Search, par value $0.001 per share (“TIGO Common Stock”), which Closing Consideration Shares shall be subject to a stock repurchase agreement in the form attached to this Agreement as Exhibit A (the “Stock Repurchase Agreement”);

(c)  a secured promissory note in principal amount of One Hundred Thousand Dollars ($100,000.00) in favor of Find/SVP in the form attached to this Agreement as Exhibit B (the “Note”), which Note shall be secured pursuant to a security agreement in the form attached to this Agreement as Exhibit C (the “Security Agreement”); and

(d)  One Hundred Twelve Thousand Five Hundred and Seventy (112,570) shares (the “Closing Consideration Scientigo Shares”) of Scientigo Common Stock;

(the consideration described in (a)-(d) above, the “Transaction Consideration”).

Section 2.3  Closing. The closing of the Transactions (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, Two Fountain Square, Reston Town Center, 11921 Freedom Drive, Suite 600, Reston, Virginia 20190, on the date hereof at 10:00 A.M., Virginia time, or at such other place, time and as mutually agreed by Scientigo, TIGO Search and Find/SVP (the “Closing Date”).

ARTICLE III

TRADEMARK LICENSE

Section 3.1  Grant and Scope of Trademark License. Subject to and on the terms set forth in this Agreement, at the Closing, Find/SVP shall grant to TIGO Search, and TIGO Search shall accept from Find/SVP, an exclusive, worldwide, perpetual, irrevocable, non-transferable (except as otherwise provided in Section 9.7) license, with the right to sublicense after the repayment of the Note (provided that any sublicense of the Company shall be for fair market value and the proceeds thereof will be paid to the Company) to use the Licensed Marks (the “Trademark License”), for the purposes set forth below (the “Licensed Uses”):

(a)  as an element of a corporate name, business division or other business unit, and Internet domain names;

(b)  on Licensed Products, and in connection with the advertising, marketing, licensing, sale, promotion and distribution of Licensed Products, and in connection with the advertising, marketing, promotion, sale and rendering of Licensed Services (collectively, “Promotional Materials”); and

(c)  for any such other purposes as TIGO Search may reasonably deem necessary or appropriate in connection with the advertising, marketing, licensing, sale, promotion and distribution of Licensed Products or Licensed Services.

Section 3.2  Limited Reservation. Find/SVP shall retain the non-exclusive, non-transferable, non-sublicensable, perpetual, worldwide right to use the Licensed Marks as currently being used or in connection with future acquisitions or business activities in business information, research or consulting. Find/SVP shall not use or register any Internet domain names that contain the word “FIND” other than FINDSVP.com.

Section 3.3  Quality Standards. The nature and quality of all Licensed Products bearing any of the Licensed Marks or Licensed Services rendered by TIGO Search in connection with any of the Licensed Marks must conform to the level of quality historically associated with Find/SVP. In the event that Find/SVP reasonably determines that TIGO Search’s goods and services offered in connection with the Licensed Marks are below these quality standards, then Find/SVP shall so notify TIGO Search in writing. TIGO Search will then have thirty (30) days after the date of notice to correct any such deficiency. In the event that the deficiency is not corrected within such time frame, then the parties will have sixty (60) days to mediate the dispute before an impartial mediator in such a manner that the mediation is concluded within such sixty (60) day period. If the matter is not resolved through mediation and the deficiency continues, then Find/SVP shall have the right to bring an action in accordance with Section 6.9.

Section 3.4  Ownership of Licensed Marks. TIGO Search acknowledges that it has no interest in the Licensed Marks other than the licenses granted under this Agreement and that Find/SVP shall remain the sole and exclusive owner of all right, title and interest in the Licensed Marks.

Section 3.5  Term of Trademark License. The term of the Trademark License shall begin on the Closing Date and shall remain in full force and effect in perpetuity. Find/SVP’s exclusive remedy upon any breach by TIGO Search of its obligations hereunder shall be to seek recovery of monetary damages and to seek injunctive relief or specific performance hereunder.

Section 3.6  Registration and Enforcement.

(a)  Registration of the FIND Trademark. If requested by TIGO Search, Find/SVP shall, at its own cost and expense, file a trademark application in the United States Patent and Trademark Office and endeavor in good faith to obtain registration of the FIND mark in International Class 42, and when registered, thereafter maintain the applicable registration at its own expense. Find/SVP shall keep TIGO Search informed of progress with regard to the prosecution, maintenance, enforcement and defense of the application by providing TIGO Search copies of official actions, amendments and responses with respect to such prosecution. TIGO Search shall cooperate with Find/SVP in providing information and samples of use of the FIND mark for Find/SVP’s use as needed in obtaining and maintaining a registration in Class 42.

(b)  Registration of FIND.COM Trademark. TIGO Search in its discretion may file applications to register FIND.COM as a trademark and all rights relating thereto shall be owned by TIGO Search.

(c)  Enforcement of Rights.

(i)  TIGO Search shall provide Find/SVP with prompt notice of any unauthorized use of the Licensed Marks by a third party in connection with products or services of which TIGO Search becomes aware. In the event of any unauthorized use of the Licensed Marks or marks confusingly similar thereto by a third party in connection with products or services substantially similar to the Licensed Products or Licensed Services during the license period, TIGO Search shall have the right at its own expense, but not the obligation, after providing reasonable notice to Find/SVP, to take such action as TIGO Search may deem necessary or desirable to enforce TIGO Search’s rights in the Licensed Mark. Enforcement hereunder shall include, but shall not be limited to, issuing cease and desist demands and bringing suit against third parties for such unauthorized use of the Licensed Marks. All such actions on the part of TIGO Search shall be at its sole cost and expense, with counsel of its choice and TIGO Search shall be entitled to retain all recoveries therein. TIGO Search shall have the right to join Find/SVP as plaintiff, and Find/SVP shall so join as plaintiff at the cost and expense of TIGO Search, in any action where joinder is needed to afford TIGO Search the full relief provided by applicable law, and Find/SVP shall reasonably cooperate with TIGO Search at the cost and expense of TIGO Search in connection with any such action, but Find/SVP shall not control such an action and shall not share in any recovery therefrom. This provision shall not create any obligation on the part of TIGO Search to police infringements of the Licensed Marks.

(ii)  If TIGO Search elects not to act with respect to unauthorized use of the Licensed Marks and determines that enforcement or action is necessary or desirable, then Find/SVP may, at Find/SVP’s expense with counsel of its choice, take any such action as Find/SVP deems necessary or desirable to enforce the Licensed Marks and Find/SVP shall be entitled to retain all recoveries therefrom. TIGO Search shall cooperate with Find/SVP at the cost and expense of Find/SVP in providing information and samples of use of the FIND mark for Find/SVP’s use as needed in connection with pursuing any such action.

(d)  Assistance. Each of the parties hereto shall assist the other, at its own expense, in complying with any formalities to protect the Licensed Marks under U.S. or foreign law, such as registering the Licensed Marks, registering this Agreement, recording TIGO Search as a registered user or filing additional applications for trademark registrations. Each of the parties hereto shall execute any documents reasonably requested by the other, including, but not limited to, applications for recordation of TIGO Search as a registered user and additional licenses for recording with the appropriate authorities. TIGO Search may propose to Find/SVP in writing that additional applications for trademark registrations be filed. If Find/SVP does not undertake to initiate any such application proposed by TIGO Search within thirty (30) days after receiving TIGO Search’s request for such action, to the extent allowable under applicable law, TIGO Search may initiate the requested application at TIGO Search’s expense.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF FIND/SVP

Find/SVP represents and warrants to Scientigo and TIGO Search, except as set forth in the “Find/SVP Disclosure Schedules” provided to Scientigo and TIGO Search in connection with this Agreement, which schedule makes explicit reference to the applicable sections herein to which each exception relates (including, but not limited to, those specific schedules referred to in this Article IV), provided that any facts or items which are disclosed in the Find/SVP Disclosure Schedules in such a way as to make its relevance reasonably apparent to particular representations or warranties made in the Agreement or to information set forth in the Find/SVP Disclosure Schedules shall be deemed to update the disclosures and information set forth therein), that the statements contained in this Article IV are true and correct:

Section 4.1  Organization. Find/SVP is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and government approvals could not reasonably be expected to have a Find/SVP Material Adverse Effect.

Section 4.2  Authorization. Find/SVP has all necessary corporate power and authority to enter into and deliver this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by Find/SVP of this Agreement and the consummation of the Transactions by Find/SVP have been duly authorized by the Board of Directors of Find/SVP. No other corporate or similar action on the part of Find/SVP is necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements by Find/SVP or the consummation by Find/SVP of the Transactions.

Section 4.3  Execution; Validity of Agreement. This Agreement has been, and upon their execution the Ancillary Agreements will be, duly executed and delivered by Find/SVP and, assuming due authorization, execution and delivery by Scientigo and TIGO Search, this Agreement constitutes, and upon their execution the Ancillary Agreements will constitute, the legal, valid and binding obligations of Find/SVP enforceable against Find/SVP in accordance with their respective terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting creditors’ rights generally and laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 4.4  No Conflict. Except as set forth on Schedule 3.5, none of the execution, delivery and performance of this Agreement or the Ancillary Agreements, the consummation by Find/SVP of the Transactions nor compliance by Find/SVP with any of the provisions hereof or thereof (a) violate, conflict with or result in the breach of any provision of its Certificate of Incorporation or Bylaws or (b) conflict with or violate any Law or Governmental Order applicable to Find/SVP or the Domain Names, Licensed Marks or the Unregistered Mark, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any Find/SVP Contract, or result in the creation of any Encumbrance on, any of the Domain Names, Licensed Marks or the Unregistered Mark, except, in the case of (b) and (c), as would not reasonably be expected to result in a Find/SVP Material Adverse Effect.

Section 4.5  Governmental Consents and Approvals. Except as set forth on Schedule 4.5, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Find/SVP do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority by Find/SVP or, to the knowledge of Find/SVP, by Scientigo or TIGO Search.

Section 4.6  Litigation. Except as set forth on Schedule 4.6, there are no Actions pending by or against Find/SVP or, to the knowledge of Find/SVP, threatened against Find/SVP, or otherwise relating to any of the Domain Names, Licensed Marks or Unregistered Mark. Neither Find/SVP nor any of the Domain Names, Licensed Marks or Unregistered Mark is subject to any Governmental Order in respect of the Domain Names or Licensed Marks and, to the knowledge of Find/SVP, no Governmental Orders are threatened to be imposed by any Governmental Authority against Find/SVP in respect of any of the Domain Names, Licensed Marks or Unregistered Marks.

Section 4.7  Compliance with Laws. Find/SVP has, in all material respects, maintained the Domain Names and Licensed Marks in compliance with all Laws and Governmental Orders applicable to Find/SVP, including the United State Foreign Corrupt Practices Act.

Section 4.8  Taxes.

(a)  Find/SVP does not have and knows of no basis for the assertion of any liabilities for unpaid Taxes related to the Domain Names or Licensed Marks for which TIGO Search could become liable as a result of the Transactions.

(b)  There are (and immediately following the Closing there will be) no Encumbrances on any of the Domain Names or Licensed Marks relating to or attributable to Taxes. There is no basis for the assertion of any claim relating to or attributable to Taxes which, if adversely determined, would result in any Encumbrance on any of the Domain Names or Licensed Marks.

Section 4.9  Domain Names and Licensed Marks.

(a)  Validity.

(i)  Find/SVP owns and has all necessary rights to use the Domain Names, Licensed Marks and Unregistered Mark in its business as currently conducted and proposed to be conducted as of the date of this Agreement. Each of the Domain Names, Licensed Marks and Unregistered Mark are valid and subsisting.

(ii)  No registration, maintenance or renewal fees are currently due in connection with such Domain Names and Licensed Marks. All material documents, recordations and certificates in connection with such Domain Names and Licensed Marks have been filed with all relevant domain name registrars and Governmental Authorities for the purposes of prosecuting, perfecting and maintaining such Domain Names and Licensed Marks. No information, facts or circumstances exist that would render any of the Domain Names, Licensed Marks or Unregistered Mark invalid or unenforceable or would adversely affect any application for or registration therefor. Find/SVP has not claimed any status in the application for or registration of any Domain Names or Licensed Marks, including without limitation “small business status,” that would not be applicable to TIGO Search. Find/SVP has not misrepresented, or failed to disclose, any facts or circumstances in any application for any Domain Names, Licensed Marks or Unregistered Mark that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Domain Names, Licensed Marks or Unregistered Mark. In each case in which Find/SVP has acquired any of the Domain Names, Licensed Marks or Unregistered Mark from any Person, Find/SVP has obtained a valid and enforceable written assignment sufficient to irrevocably transfer all right, title and interest in such Domain Names, Licensed Marks or Unregistered Mark (including without limitation the right to seek past and future damages with respect thereto) to Find/SVP, and to the maximum extent provided for by, and in accordance with, applicable laws and regulations, Find/SVP has recorded each such assignment with all relevant domain name registrars and Government Authorities.

(iii)  Schedule 4.9(a)(ii) contains a complete and accurate list of any and all actions that, as of the date hereof and without giving effect to the Transactions, are required to be taken within one hundred eighty (180) days after the Closing Date for the purposes of obtaining, maintaining, perfecting, preserving or renewing any of the Domain Names or Licensed Marks, including without limitation the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates.

(b)  Ownership. Except as set forth on Schedule 4.9(b):

(i)  Find/SVP is the exclusive owner of all right, title and interest in and to each of the Domain Names, Licensed Marks or Unregistered Mark, free of any lien or Encumbrance.

(ii)  Find/SVP has not (A) transferred ownership of, or granted any option, license or right to use, authorized the retention of rights to use, or entered into any agreement regarding, any of the Domain Names, Licensed Marks or Unregistered Mark, or (B) permitted or caused any rights in any of the Domain Names, Licensed Marks or Unregistered Mark to lapse or enter the public domain.

(iii)  The Domain Names and Unregistered Mark are fully transferable, subject to payment of applicable registration fees, alienable and licensable by TIGO Search without restriction and without payment of any kind to any Person.

(iv)  None of the Domain Names, Licensed Marks or Unregistered Mark is subject to any proceeding or outstanding decree, order, judgment, or stipulation or contract restricting in any manner, the use, transfer, or licensing thereof, or which may affect the validity, use, value or enforceability of such Domain Names, Licensed Marks or Unregistered Mark.

(v)  All of the Domain Names, Licensed Marks or Unregistered Mark were developed solely by either (A) employees of Find/SVP acting solely within the scope of their employment or (B) by Persons who by written agreement have validly and irrevocably assigned to Find/SVP all of their rights therein to Find/SVP and, waived all non-assignable rights, including but not limited to, all moral rights.

(vi)  No Person other than Find/SVP has ownership rights or license rights granted by Find/SVP to improvements made by or for Find/SVP in any of the Domain Names, Licensed Marks or Unregistered Mark.

(c)  Non-Infringement.

(i)  None of the Domain Names, Licensed Marks or Unregistered Mark infringe, dilute or misappropriate any intellectual property or other right of any Person or constitute unfair competition or improper trade practices under the laws of any jurisdiction. Find/SVP has not received notice from any third party alleging any such infringement, dilution, misappropriation, unfair competition or improper trade practice.

(ii)  Except as set forth on Schedule 4.9(c), no Person has infringed, diluted or misappropriated, or is infringing, diluting or misappropriating, any of the Domain Names, Licensed Marks or Unregistered Mark.

(iii)  Find/SVP has not taken any action or failed to take any action that has impaired or damaged, and in the future will not take any action or fail to take any action that will impair or damage, the reputation or value of the Domain Names, Licensed Marks or Unregistered Mark.

(iv)  Use of the Domain Names, Licensed Marks or Unregistered Mark by TIGO Search or its Affiliates will not violate the rights of any Person or constitute unfair competition or trade practices under the laws of any jurisdiction.

(d)  Privacy Policies.

(i)  Find/SVP: (A) complies in all material respects with all applicable privacy laws and regulations regarding the collection, retention, use, transfer and disclosure of personal information; and (B) takes all appropriate and industry standard measures to protect and maintain the confidential nature of the personal information provided by individuals, in accordance with the terms of the applicable privacy statements on its websites (the “Privacy Statements”).

(ii)  No claims or controversies have arisen regarding the Privacy Statements or the implementation thereof, nor does Find/SVP know of any facts or circumstances that would give rise to any such claim or controversy.

Section 4.10  Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions.

Section 4.11  Full Disclosure. Find/SVP is not aware of any facts pertaining to any of the Domain Names or Licensed Marks which could materially and adversely affect such Domain Names or Licensed Marks or which are likely in the future to materially and adversely affect such Domain Names or Licensed Marks and which have not been disclosed in this Agreement and the Find/SVP Disclosure Schedules.

Section 4.12  Investment Representations. Find/SVP understands, acknowledges and agrees that it is acquiring the TIGO Search Common Stock, the Note and the Scientigo Common Stock that will be issued at Closing and that may be issued pursuant to the Stock Repurchase Agreement (collectively, the “Transaction Securities”) for investment for Find/SVP’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act of 1933, as amended, (the “Securities Act”), and Find/SVP has no present intention of selling, granting any participation in, or otherwise distributing the same. Find/SVP also represents that it is an “accredited investor” within the meaning of Regulation D of the Securities Act and that Find/SVP has not been formed for the specific purpose of acquiring the Transaction Securities.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SCIENTIGO AND TIGO SEARCH

Scientigo and TIGO Search represent and warrant to Find/SVP, except as set forth in the “Scientigo/TIGO Search Disclosure Schedules” provided to Find/SVP in connection with this Agreement (which schedule makes explicit reference to the applicable sections herein to which each exception relates (including, but not limited to, those specific schedules referred to in this Article V), provided that any facts or items which are disclosed in the Scientigo/TIGO Search Disclosure Schedules in such a way as to make its relevance reasonably apparent to particular representations or warranties made in the Agreement or to information set forth in the Scientigo/TIGO Search Disclosure Schedules shall be deemed to update the disclosures and information set forth therein) that the statements contained in this Article V are true and correct:

Section 5.1  Organization. Each of Scientigo and TIGO Search are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Scientigo and TIGO Search has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and government approvals would not have a Scientigo Material Adverse Effect.

Section 5.2  Authorization. Each of Scientigo and TIGO Search has all necessary corporate power and authority to enter into and deliver this Agreement and the Ancillary Agreements (to the extent a party thereto), to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by Scientigo and TIGO Search of this Agreement and the Ancillary Agreements (to the extent a party thereto) and the consummation of the Transactions by Scientigo and TIGO Search have been duly authorized by the respective Boards of Directors of Scientigo and TIGO Search. No other corporate or similar action on the part of Scientigo or TIGO Search is necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements by Scientigo and TIGO Search or the consummation by Scientigo and TIGO Search of the Transactions.

Section 5.3  Execution; Validity of Agreement. This Agreement has been, and upon their execution the Ancillary Agreements will be, duly executed and delivered by Scientigo and TIGO Search (to the extent a party thereto) and, assuming due authorization, execution and delivery by Find/SVP, this Agreement constitutes, and upon their execution the Ancillary Agreements (to the extent a party thereto) will constitute, legal, valid and binding obligations of Scientigo and TIGO Search enforceable against Scientigo and TIGO Search in accordance with their respective terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting creditors’ rights generally and laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 5.4  Financing. TIGO Search has and will have at the Closing sufficient funds or available borrowing capacity to permit TIGO Search to consummate the Transactions, including the Cash Closing Payment.

Section 5.5  No Conflict. None of the execution, delivery and performance of this Agreement or the Ancillary Agreements, the consummation by Scientigo and TIGO Search of the Transactions nor compliance by Scientigo and TIGO Search with any of the provisions hereof or thereof (a) violate, conflict with or result in the breach of any provision of their respective Certificate of Incorporation or Bylaws, (b) conflict with or violate any Law or Governmental Order applicable to TIGO Search and Scientigo, or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any contract, agreement or understanding to which TIGO Search or Scientigo is a party to or otherwise bound or result in the creation of any Encumbrance on, any of the assets of TIGO Search or Scientigo, except, in the case of (b) and (c), as would not reasonably be expected to constitute a Scientigo Material Adverse Effect.

Section 5.6  TIGO Capitalization and Issuance. As of the date of this Agreement, the authorized capital stock of TIGO Search consists of One Thousand (1,000) shares of TIGO Common Stock. After giving effect to the Transactions, all outstanding shares of TIGO Search Common Stock shall have been duly and validly authorized and issued as follows: Five Hundred and Ten (510) shares of TIGO Common Stock to Scientigo and Four Hundred Ninety (490) shares of TIGO Common Stock to Find/SVP. Upon issuance, all such shares of TIGO Common Stock shall be free and clear of Encumbrances, fully paid and non-assessable.

Section 5.7  SEC Reports. Scientigo has timely filed all forms, reports, and documents required to be filed by Parent with the Securities and Exchange Commission (the “SEC”) since January 1, 2003 (collectively, as amended, the “Scientigo SEC Reports”). The Scientigo SEC Reports (a) at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Scientigo SEC Reports and (b) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 5.8  Absence of Certain Changes or Events. Since November 11, 2005, except as contemplated by this Agreement, no change has occurred which has had or would reasonably be expected to have a Scientigo Material Adverse Effect.

Section 5.9  Full Disclosure. No representation or warranty of Scientigo or TIGO Search in this Agreement, any of the Ancillary Agreements, any statement or certificate furnished or to be furnished to Find/SVP pursuant to this Agreement or any of the Ancillary Agreements, or in connection with the Transactions, contains or will contain any untrue statement of a material fact, or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1  Further Action. Each of the parties hereto shall use commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, (ii) do or cause to be done all things necessary, proper or advisable under applicable Laws, and (iii) execute and deliver such documents and other papers, in each instance as may be necessary or advisable to carry out the provisions of this Agreement and the Ancillary Agreements and consummate and make effective the Transactions including, without limitation, to use all commercially reasonable efforts in obtaining all authorizations, consents, orders and approvals by any third party including, without limitation, all Governmental Authorities, deemed reasonably necessary or advisable by TIGO Search, and if any such authorizations, consents, orders and approvals cannot be obtained, providing the rights and benefits to Scientigo and TIGO Search that such authorizations, consents, orders and approvals would have provided Scientigo and TIGO Search.

ARTICLE VII

CLOSING

Section 7.1  Scientigo and TIGO Search Closing Deliveries. At or prior to the Closing:

(a)  Ancillary Agreements. Scientigo and TIGO Search shall deliver duly executed copies of each of the Ancillary Agreements to which they are a party, including, but not limited to, the Note.

(b)  Cash Closing Payment. TIGO Search shall pay the Cash Closing Payment to Find/SVP.

(c)  Closing Consideration TIGO Shares. TIGO Search shall deliver the Closing Consideration TIGO Shares to Find/SVP.

(d)  Closing Consideration Scientigo Shares. Scientigo shall deliver the Closing Consideration Scientigo Shares to Find/SVP.

Section 7.2  Find/SVP Closing Deliveries. At or prior to the Closing:

(a)  Ancillary Agreements. Find/SVP shall deliver to Scientigo and TIGO Search duly executed copies of each of the Ancillary Agreements to which it is a party.

(b)  Consents and Approvals. Find/SVP shall deliver to Scientigo and TIGO Search, each in form and substance satisfactory to Scientigo and TIGO Search in their absolute discretion, all authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents and estoppel certificates which Scientigo and TIGO Search in their absolute discretion deems necessary or desirable for the consummation of the Transactions.

ARTICLE VIII

INDEMNIFICATION

Section 8.1  Survival of Representations and Warranties.

(a)  The representations and warranties of Find/SVP contained in this Agreement and the Ancillary Agreements, as well as any certificates delivered pursuant to the terms hereof or thereof, shall survive the Closing until the twelve (12) month anniversary thereof; provided, however, that (i) the representations and warranties set forth in Section 4.8 and (ii) the representations and warranties set forth in Section 4.9, together, the “Find/SVP Fundamental Representations and Warranties”) shall survive until thirty (30) calendar days following the expiration of the applicable statute of limitations with respect to the matter in question (giving effect to any waiver, mitigation, or extension thereof).

(b)  The representations and warranties of TIGO Search and Scientigo contained in this Agreement and the Ancillary Agreements shall survive the Closing until the twelve (12) month anniversary thereof; provided, however, that the representations and warranties set forth in Section 5.6 and Section 5.8 (the “TIGO Search Fundamental Representation and Warranties”) shall survive for the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof).

(c)  Neither the period of survival nor the liability of any party hereto with respect to its representations and warranties shall be reduced by any investigation made at any time by or on behalf of any other party hereto; provided, that each party hereto represents that it has no actual knowledge of breaches or inaccuracies in any of such representations and warranties of any other party hereto. If a written notice has been given prior to the expiration of the applicable survival period by the indemnified party to the indemnifying party, then the relevant representations and warranties shall survive as to such claim until the claim has been finally resolved.

Section 8.2  Indemnification by Find/SVP. Scientigo and TIGO Search, and each of their respective Affiliates, officers, directors, employees, agents, successors and assigns (each a “Scientigo Indemnified Party”) shall be indemnified and held harmless by Find/SVP for any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them) (a “Loss”), by Find/SVP for Losses arising out of or resulting from (a) the breach or inaccuracy of any representation or warranty made by Find/SVP contained in the Agreement or any of the Ancillary Agreements, (b) the breach of any covenant or agreement by Find/SVP contained in the Agreement or any of the Ancillary Agreements, and (c) liabilities of Find/SVP, whether arising before or after the Closing Date, that are not expressly assumed by TIGO Search pursuant to this Agreement; provided, that, to the extent that Find/SVP’s’ undertakings set forth in this Section 8.2 may be unenforceable, Find/SVP shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by Scientigo Indemnified Parties. For the avoidance of doubt, Find/SVP shall indemnify and hold TIGO Search harmless against any and all Taxes of Find/SVP for any taxable period, and any and all Taxes relating or attributable to the Domain Names or Licensed Mark for any taxable period or portion thereof ending on or prior to the Closing Date, including any and all transfer, sales, use, value-added, excise, stamp documentary recording or other similar Taxes or fees assessed upon or with respect to the transactions contemplated by this Agreement.

Section 8.3  Indemnification by Scientigo and TIGO Search. Find/SVP and its Affiliates, officers, directors, employees, agents, successors and assigns (each a “Find/SVP Indemnified Party”) shall be indemnified and held harmless by Scientigo for any and all Losses arising out of or resulting from (i) the breach or inaccuracy of any representation or warranty made by Scientigo or TIGO Search contained in the Agreement or any of the Ancillary Agreements and (ii) the breach of any covenant or agreement by Scientigo or TIGO Search contained in the Agreement or any of the Ancillary Agreements; provided, that, to the extent that the Scientigo’s undertakings set forth in this Section 8.3 may be unenforceable, Scientigo shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by Find/SVP Indemnified Parties.

Section 8.4  Limitations on Indemnification.

(a)  Limitations on Indemnification by Find/SVP.

(i)  No indemnification payment shall be made to the Scientigo Indemnified Parties pursuant to this Article VIII until the amounts that the Scientigo Indemnified Parties would otherwise be entitled to receive as indemnification under this Agreement aggregate at least twenty-five thousand dollars ($25,000) (the “Indemnification Threshold”), at which time the Scientigo Indemnified Parties shall be indemnified for the full amount of such Losses that are in excess of such Indemnified Threshold; provided, however, that such Indemnification Threshold shall not limit recovery for Losses paid, incurred or sustained by the Scientigo Indemnified Parties to the extent (x) related to any breach or inaccuracy of the Find/SVP Fundamental Representations and Warranties, (y) any breach of any representation or warranty made by Find/SVP constitutes fraud or intentional misrepresentation or (z) related to liabilities that are not expressly assumed by TIGO Search pursuant to this Agreement.

(ii)  The maximum aggregate amount of Losses or other damages for which indemnity may be recovered from Find/SVP shall be an amount equal to fifty percent (50%) of the Transaction Consideration, as may be adjusted pursuant hereto (the “Indemnification Cap”); provided, however, that the maximum aggregate amount of Losses or other damages for which indemnity may be recovered from Find/SVP related to (x) any breach or inaccuracy of the Find/SVP Fundamental Representations and Warranties or (y) related to Liabilities that are not expressly assumed by TIGO Search pursuant to this Agreement shall be an amount equal to one hundred percent (100%) of the Transaction Consideration, as may be adjusted pursuant hereto; provided further, however, that there shall be no such maximum to the extent related to fraud or intentional misrepresentation.

(b)  Limitations on Indemnification by Scientigo Indemnitors.

(i)  No indemnification payment shall be made to the Find/SVP Indemnified Parties pursuant to this Article VIII until the amounts that the Find/SVP Indemnified Parties would otherwise be entitled to receive as indemnification under this Agreement aggregate at least the Indemnification Threshold, at which time the Find/SVP Indemnified Parties shall be indemnified for the full amount of such Losses that are in excess of such Indemnification Threshold; provided, however, that such Indemnification Threshold shall not limit recovery for Losses paid, incurred or sustained by the Find/SVP Indemnified Parties to the extent (x) related to any breach or inaccuracy of the Scientigo Fundamental Representation and Warranty or (y) any breach or inaccuracy of any representation or warranty made by Scientigo or TIGO Search constitutes fraud.

(ii)  The maximum aggregate amount of Losses or other damages for which indemnity may be recovered from the TIGO Search Indemnitors shall be an amount equal to the Indemnification Cap; provided, however, that the Indemnification Cap shall not limit recovery for Losses paid, incurred or sustained by the Find/SVP Indemnified Parties to the extent (x) related to any breach or inaccuracy of the Scientigo Fundamental Representation and Warranty or (y) any breach or inaccuracy of any representation or warranty made by Scientigo or TIGO Search constitutes fraud.

(iii)  For purposes of determining the extent of and limitations on indemnification under this Article VIII, the amount of any Losses that may be subject to indemnification hereunder will be determined net of (A) the sum of any amounts recoverable by the applicable Scientigo Indemnified Parties or Find/SVP Indemnified Parties (in either case, an “Indemnified Party”) under insurance policies with respect to such Loss (after taking into account any increase in the premiums payable for such insurance policy reasonably attributable to the suffering of such Losses), and (B) any Tax benefit actually recognized by the applicable Indemnified Party (or any consolidated, combined or unitary group of which the Indemnified Party is also a member) in the year of payment arising as a result of (x) the incurrence or payment of such Loss or (y) a correlative adjustment that makes allowable to the Indemnified Party or its consolidated, combined or unitary group any deduction, amortization, exclusion from income or other allowance that would not have been recognized but for the Loss.

(c)  Each Indemnified Party will take all commercially reasonable steps to mitigate all Losses upon and after becoming aware of any event or circumstance that could reasonably be expected to give rise to any Losses with respect to which indemnification may be required hereunder.

(d)  NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, NO PARTY HERETO SHALL BE REQUIRED TO INDEMNIFY OR HOLD HARMLESS ANY OTHER PARTY HERETO OR OTHERWISE COMPENSATE ANY OTHER PARTY HERETO FOR DAMAGE WITH RESPECT TO EXEMPLARY, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES.

Section 8.5  Notification of Claims.

(a)  With respect to any claim for indemnification hereunder, each Indemnified Party shall give to Find/SVP or to each Scientigo Indemnitor, as the case may be (in either case, the “Indemnitor”), notice of any matter which such Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within sixty (60) days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnitors shall relieve the Indemnitors of any liability or obligations hereunder, except to the extent that the Indemnitors have been prejudiced thereby, and then only to such extent.

(b)  The obligations of each Indemnitor under this Article VIII with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article VIII (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions:

(i)  if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnitors notice of such Third Party Claim at the earlier to occur of (A) within thirty (30) days of the receipt by the Indemnified Party of such notice or (B) within ten (10) days of the date that a responsive pleading or similar action is due; provided, however, that the failure to provide such notice shall not release the Indemnitors from any of its obligations under this Article VII except to the extent the Indemnitors are materially prejudiced by such failure and shall not relieve the Indemnitors from any other obligation or liability that it may have to any Indemnified Party otherwise than under this Article VIII;

(ii)  if the Indemnitors acknowledge in writing its obligation to indemnify the Indemnified Party hereunder pursuant to the terms of this Agreement against any Losses that may result from such Third Party Claim, then the Indemnitors shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within five (5) days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnitors, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of such Indemnitors;

(iii)  in the event the Indemnitors exercise the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnitors in such defense and shall make available to the Indemnitors, at the Indemnitors’ expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnitors and otherwise reasonably cooperate with the Indemnitors in connection with such Third Party Claim;

(iv)  in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnitors shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnitors’ expense, all such witnesses, records, materials and information in the Indemnitors’ possession or under the Indemnitors’ control relating thereto as is reasonably required by the Indemnified Party; and

(v)  no such Third Party Claim may be settled by the Indemnitors without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, if any such Third Party Claim is settled with the prior written consent of the Indemnified Party, or if there be a final judgment for the plaintiff in any such action, the Indemnified Party shall be entitled to indemnification for the amount of any Loss relating thereto.

Section 8.6  Offset; Payment in Scientigo Common Stock. In the event that a Scientigo Indemnified Party has suffered a Loss for which it is entitled to indemnification from Find/SVP, TIGO Search shall have the right, in its absolute discretion, to offset any Losses by deducting the aggregate amount of such Losses from any amounts payable pursuant to the Note up to a maximum of 100% of the face value of the Note for Losses related to the breach by Find/SVP of Fundamental Representations and Warranties, and up to a maximum of 50% of the face value of the Note for all other Losses; provided, however, that any offset from the amount of the Note payable in Scientigo Common Stock shall be valued at $1.3325 per share, as adjusted for any stock splits, recapitalization or other capital events of Scientigo occurring after the date hereof. Find/SVP may, in its sole discretion, pay any amount of indemnification to a Scientigo Indemnified Party in shares of Scientigo Common Stock received as Transaction Consideration or consideration under the Stock Repurchase Agreement. The value ascribed to such Scientigo Common Stock at the time of the indemnification payment shall equal $1.3325 per share, as adjusted for any stock splits, recapitalization or other capital events of Scientigo occurring after the date hereof.

Section 8.7  Exclusive Remedy. The sole and exclusive remedy of the Indemnified Parties with respect to any and all claims arising out of, in connection with or relating to the subject matter of this Agreement or any of the Ancillary Agreements will be pursuant to the indemnification provisions set forth in this Article VIII. TIGO Search and Scientigo, on behalf of themselves and all other Scientigo Indemnified Parties, and Find/SVP, on behalf of itself and all other Find/SVP Indemnified Parties, hereby waive, to the fullest extent permitted under applicable law, and agrees not to assert in any action or proceeding of any kind, any and all rights, claims and causes of action it may now or hereafter have other than claims for indemnification asserted as permitted by and in accordance with the provisions set forth in this Article VIII. Notwithstanding anything in this Article VIII to the contrary, nothing in this Agreement shall limit (a) any right or remedy for fraud or (b) any equitable remedy, including a preliminary or permanent injunction or specific performance.

Section 8.8  Reduction in Transaction Consideration. Any amounts paid for indemnification under Article VIII by Find/SVP shall be deemed to be an adjustment to the Transaction Consideration.

ARTICLE IX

Section 9.1  Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided that all such costs and expenses of TIGO Search shall be paid by Scientigo.

Section 9.2  Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given or made if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers to the respective parties hereto at their addresses set forth below (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 9.2).

(a) If to Find/SVP:

Find/SVP, Inc.
625 Avenue of the Americas
New York, New York 10011-2020
Fax: (212) 645-7681
Attention:  David Walke, Chief Executive Officer
Peter Stone, Chief Financial Officer

with a copy to:

Kane Kessler, P.C.
1350 Avenue of the Americas
26th Floor
New York, New York 10019
Fax: (212) 245-3009
Attention:  Mitchell D. Hollander, Esq.

(b) If to Scientigo or TIGO Search:

Scientigo, Inc.
6701 Carmel Road
Suite 205
Charlotte, North Carolina 28226
Fax: (866) 821-1668
Attention: Doyal Bryant, Chief Executive Officer

with a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.
Two Fountain Square, Reston Town Center
11921 Freedom Drive, Suite 600
Reston, VA 20190-5634
Fax: (703) 734-3100
Attn: Trevor Chaplick, Esq.

Section 9.3  Public Announcements. Unless otherwise required by Law (including, without limitation, applicable securities Laws) or by regulatory authority, prior to the Closing, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto (other than as contemplated by this Agreement and other than a press release and Form 8-K filed by Scientigo in connection with the execution of this Agreement) unless approved by Scientigo, TIGO Search and Find/SVP prior to release; provided, that such approval shall not be unreasonably withheld or delayed. Notwithstanding the immediately preceding sentence, in the event that Scientigo or TIGO Search are required by law to make any such disclosure, Scientigo or TIGO Search, as the case may be, shall notify Find/SVP prior to making such disclosure and shall use commercially reasonable efforts to give Find/SVP an opportunity to comment on such disclosure.

Section 9.4  Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning, construction or interpretation of this Agreement.

Section 9.5  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

Section 9.6  Entire Agreement. This Agreement and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, representations, undertakings and understandings, both written and oral, between Find/SVP and TIGO Search with respect to the subject matter hereof.

Section 9.7  Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any of the parties hereto without the express written consent of the other parties hereto.

Section 9.8  No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including, without limitation, any union or any employee or former employee of Find/SVP, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.

Section 9.9  Amendment. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by, or on behalf of, Find/SVP, Scientigo and TIGO Search.

Section 9.10     Governing Law. THIS AGREEMENT AND THE OBLIGATIONS OF EACH PARTY ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICT OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

Section 9.11     Jurisdiction and Venue. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

Section 9.12     Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 9.13     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but which, upon execution, shall constitute one and the same agreement.

Section 9.14     Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity, without the necessity of demonstrating the inadequacy of money damages.

Section 9.15     Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

SCIENTIGO, INC.

By:
Name:
Title

TIGO SEARCH, INC.

By:
Name:
Title

FIND/SVP, INC.

By:
Name:
Title

[SIGNATURE PAGE TO TRANSACTION AGREEMENT]